Exhibit 99.1

NEWS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR RESULTS FOR FISCAL 2015

FISCAL 2015 FOURTH QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.14 billion compared to $2.19 billion in the prior year

•	Reported Total Segment EBITDA of $191 million compared to $127 million in the prior year

•	Adjusted EPS were $0.07 compared to $0.01 in the prior year – Reported EPS, which includes an impairment charge of $371 million, were ($0.65) compared to $0.02 in the prior year

•	Company has initiated a strategic review of its Digital Education segment

•	The Board of Directors has declared its first semi-annual cash dividend of $0.10 per share

NEW YORK, NY – August 12, 2015 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2015.

Commenting on the results, Chief Executive Robert Thomson said:

“Thanks to solid performance across a number of our businesses, including the fast-growing realtor.com®, we had a strong fourth quarter finish to a good fiscal year. Despite an uneven global economy, very tough currency headwinds and the ongoing transformation of the media landscape, for fiscal 2015 we posted stable revenues, robust EBITDA growth and healthy free cash flow.

With disciplined internal investments, strategic acquisitions and ongoing product innovation, we have aggressively shifted the company to be more global and more digital. We have clearly emerged as an international leader in digital real estate, opened up new territories at HarperCollins, expanded digital subscriber penetration at our mastheads and successfully integrated our programmatic exchange, creating new digital and mobile advertising opportunities across News Corp.

We have begun to execute on a capital return program that signifies our confidence in the prospects of the company and the efficacy of its long-term strategy. The year ahead will be an opportunity to build on the sound and profitable platform we have collectively created.”

FULL YEAR RESULTS

The Company reported fiscal 2015 full year total revenues of $8.63 billion, a 1% increase as compared to the prior year revenues of $8.57 billion. The increase reflects growth in the Book Publishing and Digital Real Estate Services segments, primarily as a result of the acquisitions of Harlequin Enterprises Limited (“Harlequin”) and Move, Inc. (“Move”), respectively, which was partially offset by adverse foreign currency fluctuations and lower advertising revenues at the News and Information Services segment. Adjusted revenues (as defined in Note 1) were 1% lower than the prior year.

The Company reported full year Total Segment EBITDA of $852 million, an 11% increase as compared to $770 million in the prior year. These results include $50 million in fees and costs in fiscal 2015 and $72 million in fiscal 2014 – net of indemnification – related to the U.K. Newspaper Matters (as defined below). The improvement was driven by increased revenues in the Book Publishing segment due to the inclusion of Harlequin results and lower expenses, mainly due to the increased capitalization of software development costs, at the Digital Education segment; partially offset by adverse foreign currency fluctuations, declines at the News and Information Services segment, which includes higher legal costs at News America Marketing, and stock-based compensation expense in connection to the acquisition of Move. Adjusted Total Segment EBITDA (as defined in Note 1) increased 15% compared to the prior year.

Impairment and restructuring charges were $455 million and $94 million in the fiscal years ended June 30, 2015 and 2014, respectively. Included in impairment and restructuring charges for fiscal 2015 was a non-cash impairment charge of $371 million related to the Amplify business. In the fourth quarter of fiscal 2015, the Company determined it would cease actively marketing Amplify’s Access products to new customers; however, it will continue to provide service and support to its existing customers. Additionally, the Company is reviewing strategic alternatives with respect to Amplify’s remaining digital education businesses. This change in Amplify’s strategy and related outlook resulted in a reduction in expected future cash flows for the business. As a result, the Company determined that the fair value of Amplify declined below its carrying value and recorded an impairment charge.

Net loss available to News Corporation stockholders was $149 million as compared to net income available to News Corporation stockholders of $237 million in the prior year. Adjusted net income available to News Corporation stockholders (as defined in Note 3) was $272 million compared to $268 million in the prior year.

Net loss per share available to News Corporation stockholders was $0.26 as compared to net income per share available to News Corporation stockholders of $0.41 in the prior year. Adjusted EPS (as defined in Note 3) were $0.47 compared to $0.46 in the prior year.

Free cash flow available to News Corporation was $368 million in the fiscal year ended June 30, 2015, compared to $365 million in the prior year.

FOURTH QUARTER RESULTS

The Company reported fiscal 2015 fourth quarter total revenues of $2.14 billion, a 2% decrease as compared to the prior year fourth quarter revenues of $2.19 billion. The majority of the revenue decline reflects adverse foreign currency fluctuations and lower advertising revenues at the News and Information Services segment, partially offset by growth in the Digital Real Estate Services and Book Publishing segments, primarily as a result of the acquisitions of Move and Harlequin, respectively. Adjusted revenues were 1% lower than the corresponding prior year period.

The Company’s fourth quarter Total Segment EBITDA of $191 million, which includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $8 million, was a 50% increase as compared to $127 million in the prior year. This increase was primarily driven by lower expenses at the News and Information Services and Digital Education segments, partially offset by adverse foreign currency fluctuations. Adjusted Total Segment EBITDA increased 62% compared to the prior year.

Net loss available to News Corporation stockholders was $379 million as compared to net income available to News Corporation stockholders of $12 million in the prior year. Impairment and restructuring charges were $424 million and $21 million in the three months ended June 30, 2015 and 2014, respectively. The impairment and restructuring charges for the three months ended June 30, 2015 include an impairment charge of $371 million related to Amplify, as discussed above. Adjusted net income available to News Corporation stockholders was $38 million compared to $6 million in the prior year.

Net loss per share available to News Corporation stockholders was $0.65 as compared to net income per share available to News Corporation stockholders of $0.02 in the prior year. Adjusted EPS were $0.07 compared to $0.01 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the fiscal years ended
	June 30,			June 30,
	2015	2014	% Change	2015	2014	% Change
	(in millions)			(in millions)
Revenues:
News and Information Services	$1,404	$1,558	(10)%	$5,731	$6,153	(7)%
Book Publishing	390	361	8%	1,667	1,434	16%
Digital Real Estate Services	189	113	67%	625	408	53%
Cable Network Programming	133	136	(2)%	500	491	2%
Digital Education	24	18	33%	109	88	24%
Other	1	—	* *	1	—	* *

Total Revenues	$2,141	$2,186	(2)%	$8,633	$8,574	1%

Segment EBITDA:
News and Information Services	$169	$131	29%	$603	$665	(9)%
Book Publishing	33	33	—%	221	197	12%
Digital Real Estate Services(a)	45	62	(27)%	201	214	(6)%
Cable Network Programming	22	19	16%	135	128	5%
Digital Education	(24)	(53)	55%	(93)	(193)	52%
Other(b)	(54)	(65)	17%	(215)	(241)	11%

Total Segment EBITDA	$191	$127	50%	$852	$770	11%

** - Not meaningful

(a)	Digital Real Estate Services Segment EBITDA for the fiscal year ended June 30, 2015 includes one-time transaction costs of approximately $19 million related to the acquisition of Move.
(b)	Other Segment EBITDA for the three months and fiscal year ended June 30, 2015 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $8 million and $50 million, respectively. Other Segment EBITDA for the three months and fiscal year ended June 30, 2014 includes fees and costs related to the U.K. Newspaper Matters of $16 million and $72 million, respectively.

News and Information Services

Full Year Segment Results

Fiscal 2015 full year revenues decreased $422 million, or 7%, compared to the prior year. Total segment advertising revenues declined 10%, driven primarily by weakness in the print advertising market coupled with the negative impact of foreign currency fluctuations. Circulation and subscription revenues declined 4%, due to adverse foreign currency fluctuations. Adjusted revenues declined 3% compared to the prior year.

Full year Segment EBITDA decreased $62 million, or 9%, as compared to the prior year. Results were impacted by lower advertising revenues, higher legal expenses at News America Marketing of $20 million, negative foreign currency fluctuations and one-time expenses of $11 million related to the termination of a distribution contract in connection with continued cost reduction initiatives, which more than offset lower operating expenses. Adjusted Segment EBITDA decreased 6% compared to the prior year.

Fourth Quarter Segment Results

Revenues for the fourth quarter of fiscal 2015 decreased $154 million, or 10%, compared to the prior year, as a result of a 13% decline in advertising revenues and a 5% decline in circulation revenues, driven by negative foreign currency fluctuations. Adjusted revenues declined 2% compared to the prior year. Segment EBITDA increased $38 million in the quarter, or 29%, as compared to the prior year. The increase was driven by lower operating expenses, partially offset by lower advertising revenues, one-time expenses of $11 million related to the termination of a distribution contract in connection with continued cost reduction initiatives and negative foreign currency fluctuations. Adjusted Segment EBITDA increased 34% compared to the prior year.

Book Publishing

Full Year Segment Results

Full year revenues increased $233 million, or 16%, compared to the prior year driven by the inclusion of Harlequin results and strong backlist sales in the general books category, resulting from the success of American Sniper by Chris Kyle, partially offset by lower revenues from the Divergent series by Veronica Roth. Digital sales, which consist of revenues generated through the sale of e-books and digital audio books, represented 22% of Consumer revenues for fiscal 2015. Segment EBITDA increased $24 million, or 12%, from the prior year primarily due to the inclusion of the results of Harlequin and lower expenses, partially offset by lower contribution from the Divergent series. Adjusted revenues and Adjusted Segment EBITDA each decreased 2%, compared to the prior year.

Fourth Quarter Segment Results

Revenues in the quarter increased $29 million, or 8%, compared to the prior year driven by the inclusion of Harlequin results, partially offset by lower revenues from the Divergent series. Digital sales represented 23% of Consumer revenues for the quarter. Segment EBITDA was flat from the prior year as the inclusion of results from Harlequin and lower expenses offset lower contribution from the Divergent series. Adjusted revenues decreased 9% and Adjusted Segment EBITDA decreased 18%, compared to the prior year.

Digital Real Estate Services

Full Year Segment Results

Fiscal 2015 revenues increased $217 million, or 53%, compared to the prior year, primarily due to the inclusion of the results of Move, which was acquired in November 2014, coupled with higher revenues at REA Group Limited (“REA Group”) due to the impact of increased listing depth product penetration and higher pricing, despite a decline in Australian listing volumes across the market and the negative impact of foreign currency fluctuations. Segment EBITDA decreased $13 million, or 6%, compared to the prior year primarily due to the inclusion of a loss of $39 million related to the acquisition of Move and negative foreign currency fluctuations, partially offset by increased revenues at REA Group. Segment EBITDA includes $21 million of stock-based compensation expense and $19 million of one-time transaction costs, both related to the acquisition of Move. Adjusted revenues and Adjusted Segment EBITDA increased 18% and 23%, respectively, compared to the prior year.

For the full year, Move saw strength in its Connection for Co-Brokerage product and Media revenues. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 42% year-over-year to approximately 45 million, which was driven by almost 80% growth in mobile users; traffic accelerated in July to 48 million monthly unique users, or 43% growth year-over-year.

Fourth Quarter Segment Results

Revenues in the quarter increased $76 million, or 67%, compared to the prior year due to the inclusion of the results of Move coupled with higher listing depth product penetration and higher pricing at REA Group. Segment EBITDA in the quarter decreased $17 million, or 27%, compared to the prior year due to certain expenses at Move and the negative impact of foreign currency fluctuations, partially offset by the improvement at REA Group. At Move, strong revenue performance was offset by $7 million of legal expenses and $5 million of stock-based compensation expense related to the acquisition.

Adjusted revenues and Adjusted Segment EBITDA increased 15% and 18%, respectively, compared to the prior year.

Cable Network Programming

Full Year Segment Results

Fiscal 2015 full year revenues increased $9 million, or 2%, compared to the prior year driven by higher affiliate and advertising revenues, partially offset by adverse foreign currency fluctuations. Segment EBITDA increased $7 million, or 5%, from the prior year, primarily driven by higher revenues, partially offset by adverse foreign currency fluctuations and higher programming costs. Adjusted revenues and Adjusted Segment EBITDA for the full year increased 11% and 15%, respectively, compared to the prior year.

Fourth Quarter Segment Results

In the fourth quarter of fiscal 2015, revenues decreased $3 million, or 2%, compared to the prior year, as higher affiliate and advertising revenues were more than offset by negative foreign currency fluctuations. Segment EBITDA in the quarter increased $3 million, or 16%, compared to the prior year. Adjusted revenues increased 15% and Adjusted Segment EBITDA increased 37%, compared to the prior year.

Digital Education

Full Year Segment Results

Revenues for the full year increased $21 million, or 24%, compared to the prior year. Segment EBITDA improved $100 million, or 52%, compared to the prior year, primarily due to the impact of the capitalization of Amplify Learning’s software development costs of $53 million, reduced development expenses and increased revenues.

Fourth Quarter Segment Results

Revenues in the quarter increased $6 million, or 33%, and Segment EBITDA improved $29 million, or 55%.

Other

Full Year Segment Results

Full year Segment EBITDA improved by $26 million, primarily due to decreased fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”).

The net expense related to the U.K. Newspaper Matters was $50 million for the full year, as compared to $72 million in the prior year.

Fourth Quarter Segment Results

Segment EBITDA in the quarter improved by $11 million. The net expense related to the U.K. Newspaper Matters was $8 million for the three months ended June 30, 2015, as compared to $16 million in the prior year.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Full year equity earnings from affiliates were $58 million compared to $90 million in the prior year. Equity earnings from affiliates for the fourth quarter were $10 million compared to $37 million in the prior year.

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Foxtel(a)	$11	$37	$59	$90
Other equity affiliates, net	(1)	—	(1)	—

Total equity earnings of affiliates	$10	$37	$58	$90

(a)	The Company amortized $13 million and $57 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months and fiscal year ended June 30, 2015, respectively, and $16 million and $62 million in the corresponding periods of fiscal 2014, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.

On a U.S. GAAP basis, full year Foxtel revenues decreased $239 million, or 8%, to $2,658 million and Foxtel EBITDA decreased $143 million, or 16%, to $760 million as compared to the prior year, due in large part to the adverse impact of foreign currency fluctuations. In local currency, full year Foxtel revenues increased 1%, driven by subscriber gains and Foxtel EBITDA decreased 8% due to short-term impacts related to the investment in key initiatives: the new Foxtel pricing and packaging, increased investment in Presto and the launch of Triple Play.

Total closing subscribers were over 2.8 million as of June 30, 2015, a 9% increase compared to the prior year period, as a result of higher subscriber sales and lower churn, driven by the new pricing and packaging strategy that was implemented in November 2014. Cable and satellite churn improved to 10.9% from 12.5% in the prior year. Broadcast residential ARPU was A$93, a 2% decline compared to the prior year.

Foxtel operating income for the years ended June 30, 2015 and 2014 after depreciation and amortization of $319 million and $349 million, respectively, was $441 million and $554 million, respectively. Operating income decreased as a result of the factors noted above. Foxtel’s net income of $232 million decreased from $304 million in the prior year as a result of the factors noted above.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures, and REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2015	2014
	(in millions)
Net cash provided by operating activities	$831	$854
Less: Capital expenditures	(378)	(379)

	453	475
Less: REA Group free cash flow	(130)	(145)
Plus: Cash dividends received from REA Group	45	35

Free cash flow available to News Corporation	$368	$365

Free cash flow available to News Corporation in the fiscal year ended June 30, 2015 was $368 million compared to $365 million in the prior year. The improvement was primarily due to higher dividends received from REA Group and lower REA Group free cash flow, which is excluded from free cash flow available to News Corporation, offset by lower cash provided by operating activities. Cash provided by operating activities decreased as a result of the absence of the net receipts related to a foreign tax refund of $73 million and lease incentives of $35 million received during the fiscal year ended June 30, 2014, as well as higher net tax payments of $54 million and approximately $45 million of higher deferred compensation payments related to the acquisition of Wireless Generation incurred in the fiscal year ended June 30, 2015. The decrease in the fiscal year ended June 30, 2015 was partially offset by lower pension contributions of $92 million, lower restructuring payments of $55 million and lower payments for fees and costs related to the U.K. Newspaper Matters of $31 million. The figures include a decrease of free cash flow available to News Corporation of approximately $30 million related to the strengthening of the U.S. dollar against local currencies.

OTHER ITEMS

Dividends

In August 2015, the Company declared its first semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 21, 2015 with a record date for determining dividend entitlements of September 16, 2015.

Stock Repurchases

On May 10, 2015, the Company announced it had begun repurchasing shares of Class A Common Stock under its previously disclosed stock repurchase program. From May 10, 2015 through August 6, 2015, the Company repurchased approximately 3 million shares for approximately $45 million. The remaining authorized amount under the Company’s stock repurchase program as of August 6, 2015 was approximately $455 million.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 6:00pm Eastern Daylight Time on August 12, 2015. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Advertising	$973	$1,029	$3,835	$4,019
Circulation and Subscription	665	683	2,654	2,688
Consumer	371	344	1,594	1,374
Other	132	130	550	493

Total Revenues	2,141	2,186	8,633	8,574
Operating expenses	(1,229)	(1,311)	(5,025)	(5,139)
Selling, general and administrative	(721)	(748)	(2,756)	(2,665)
Depreciation and amortization	(132)	(157)	(530)	(578)
Impairment and restructuring charges	(424)	(21)	(455)	(94)
Equity earnings of affiliates	10	37	58	90
Interest, net	14	18	56	68
Other, net	5	20	75	(653)

Income (loss) before income tax (expense) benefit	(336)	24	56	(397)
Income tax (expense) benefit	(27)	5	(134)	691

Net (loss) income	(363)	29	(78)	294
Less: Net income attributable to noncontrolling interests	(15)	(16)	(69)	(55)

Net (loss) income attributable to News Corporation stockholders	(378)	13	(147)	239
Less: Adjustments to Net (loss) income attributable to News Corporation stockholders – Redeemable Preferred Stock Dividends	(1)	(1)	(2)	(2)

Net (loss) income available to News Corporation stockholders	$(379)	$12	$(149)	$237

Weighted average shares outstanding:
Basic	583	579	581	579
Diluted	583	580	581	580
Net (loss) income available to News Corporation stockholders per share:
Basic and diluted	$(0.65)	$0.02	$(0.26)	$0.41

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of June 30, 2015	As of June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,951	$3,145
Amounts due from 21st Century Fox	63	66
Receivables, net	1,310	1,388
Other current assets	651	671

Total current assets	3,975	5,270

Non-current assets:
Investments	2,379	2,609
Property, plant and equipment, net	2,746	3,009
Intangible assets, net	2,242	2,137
Goodwill	3,063	2,782
Other non-current assets	688	682

Total assets	$15,093	$16,489

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$239	$276
Accrued expenses	1,151	1,188
Deferred revenue	361	369
Other current liabilities	404	431

Total current liabilities	2,155	2,264

Non-current liabilities:
Retirement benefit obligations	305	272
Deferred income taxes	166	224
Other non-current liabilities	331	310
Commitments and contingencies
Redeemable preferred stock	20	20
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,433	12,390
Retained earnings	88	237
Accumulated other comprehensive (loss) income	(582)	610

Total News Corporation stockholders’ equity	11,945	13,243
Noncontrolling interests	171	156

Total equity	12,116	13,399

Total liabilities and equity	$15,093	$16,489

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the fiscal years ended
	June 30,
	2015	2014
Operating activities:
Net (loss) income	$(78)	$294
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	530	578
Equity earnings of affiliates	(58)	(90)
Cash distributions received from affiliates	138	153
Impairment charges, net of tax	371	14
Other, net	(75)	(68)
Deferred income taxes and taxes payable	8	32
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	34	(105)
Inventories, net	11	23
Accounts payable and other liabilities	(28)	126
Pension and postretirement benefit plans	(22)	(103)

Net cash provided by operating activities	831	854

Investing activities:
Capital expenditures	(378)	(379)
Acquisitions, net of cash acquired	(1,190)	(45)
Investments in equity affiliates and other	(146)	(1)
Other investments	(224)	(83)
Proceeds from dispositions	182	202
Other	15	—

Net cash used in investing activities	(1,741)	(306)

Financing activities:
Net transfers from 21st Century Fox and affiliates	—	217
Repayment of borrowings	(129)	—
Repurchase of shares	(30)	—
Dividends paid	(30)	(24)
Other, net	(1)	(4)

Net cash (used in) provided by financing activities	(190)	189

Net (decrease) increase in cash and cash equivalents	(1,100)	737
Cash and cash equivalents, beginning of period	3,145	2,381
Exchange movement on opening cash balance	(94)	27

Cash and cash equivalents, end of period	$1,951	$3,145

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2015 and 2014.

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2015	2014	Difference	2015	2014	Difference
	(in millions)			(in millions)
As reported	$2,141	$2,186	$(45)	$191	$127	$64
Impact of acquisitions	(155)	—	(155)	8	—	8
Impact of divestitures	—	(4)	4	—	—	—
Impact of foreign currency fluctuations	168	—	168	24	—	24
Net impact of U.K. Newspaper Matters	—	—	—	8	16	(8)

As adjusted	$2,154	$2,182	$(28)	$231	$143	$88

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2015	2014	Difference	2015	2014	Difference
	(in millions)			(in millions)
As reported	$8,633	$8,574	$59	$852	$770	$82
Impact of acquisitions	(485)	—	(485)	16	—	16
Impact of divestitures	(1)	(49)	48	—	(3)	3
Impact of foreign currency fluctuations	319	—	319	50	—	50
Net impact of U.K. Newspaper Matters	—	—	—	50	72	(22)

As adjusted	$8,466	$8,525	$(59)	$968	$839	$129

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2015 and 2014 are as follows:

	For the three months ended June 30,
	2015	2014	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$1,516	$1,554	(2)%
Book Publishing	328	361	(9)%
Digital Real Estate Services	130	113	15%
Cable Network Programming	156	136	15%
Digital Education	24	18	33%
Other	—	—	**

Adjusted Total Revenues	$2,154	$2,182	(1)%

Adjusted Segment EBITDA:
News and Information Services	$175	$131	34%
Book Publishing	27	33	(18)%
Digital Real Estate Services	73	62	18%
Cable Network Programming	26	19	37%
Digital Education	(24)	(53)	55%
Other	(46)	(49)	6%

Adjusted Total Segment EBITDA	$231	$143	62%

** - Not meaningful

	For the fiscal years ended June 30,
	2015	2014	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$5,933	$6,110	(3)%
Book Publishing	1,399	1,430	(2)%
Digital Real Estate Services	480	406	18%
Cable Network Programming	545	491	11%
Digital Education	109	88	24%
Other	—	—	**

Adjusted Total Revenues	$8,466	$8,525	(1)%

Adjusted Segment EBITDA:
News and Information Services	$620	$661	(6)%
Book Publishing	194	197	(2)%
Digital Real Estate Services	265	215	23%
Cable Network Programming	147	128	15%
Digital Education	(93)	(193)	52%
Other	(165)	(169)	2%

Adjusted Total Segment EBITDA	$968	$839	15%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2015 and 2014.

	For the three months ended June 30, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,404	$—	$—	$112	$—	$1,516
Book Publishing	390	(73)	—	11	—	328
Digital Real Estate Services	189	(81)	—	22	—	130
Cable Network Programming	133	—	—	23	—	156
Digital Education	24	—	—	—	—	24
Other	1	(1)	—	—	—	—

Total Revenues	$2,141	$(155)	$—	$168	$—	$2,154

Segment EBITDA:
News and Information Services	$169	$—	$—	$6	$—	$175
Book Publishing	33	(7)	—	1	—	27
Digital Real Estate Services	45	15	—	13	—	73
Cable Network Programming	22	—	—	4	—	26
Digital Education	(24)	—	—	—	—	(24)
Other	(54)	—	—	—	8	(46)

Total Segment EBITDA	$191	$8	$—	$24	$8	$231

	For the three months ended June 30, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,558	$—	$(4)	$—	$—	$1,554
Book Publishing	361	—	—	—	—	361
Digital Real Estate Services	113	—	—	—	—	113
Cable Network Programming	136	—	—	—	—	136
Digital Education	18	—	—	—	—	18
Other	—	—	—	—	—	—

Total Revenues	$2,186	$—	$(4)	$—	$—	$2,182

Segment EBITDA:
News and Information Services	$131	$—	$—	$—	$—	$131
Book Publishing	33	—	—	—	—	33
Digital Real Estate Services	62	—	—	—	—	62
Cable Network Programming	19	—	—	—	—	19
Digital Education	(53)	—	—	—	—	(53)
Other	(65)	—	—	—	16	(49)

Total Segment EBITDA	$127	$—	$—	$—	$16	$143

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2015 and 2014.

	For the fiscal year ended June 30, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,731	$(8)	$—	$210	$—	$5,933
Book Publishing	1,667	(288)	—	20	—	1,399
Digital Real Estate Services	625	(188)	(1)	44	—	480
Cable Network Programming	500	—	—	45	—	545
Digital Education	109	—	—	—	—	109
Other	1	(1)	—	—	—	—

Total Revenues	$8,633	$(485)	$(1)	$319	$—	$8,466

Segment EBITDA:
News and Information Services	$603	$5	$—	$12	$—	$620
Book Publishing	221	(28)	—	1	—	194
Digital Real Estate Services	201	39	—	25	—	265
Cable Network Programming	135	—	—	12	—	147
Digital Education	(93)	—	—	—	—	(93)
Other	(215)	—	—	—	50	(165)

Total Segment EBITDA	$852	$16	$—	$50	$50	$968

	For the fiscal year ended June 30, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$6,153	$—	$(43)	$—	$—	$6,110
Book Publishing	1,434	—	(4)	—	—	1,430
Digital Real Estate Services	408	—	(2)	—	—	406
Cable Network Programming	491	—	—	—	—	491
Digital Education	88	—	—	—	—	88
Other	—	—	—	—	—	—

Total Revenues	$8,574	$—	$(49)	$—	$—	$8,525

Segment EBITDA:
News and Information Services	$665	$—	$(4)	$—	$—	$661
Book Publishing	197	—	—	—	—	197
Digital Real Estate Services	214	—	1	—	—	215
Cable Network Programming	128	—	—	—	—	128
Digital Education	(193)	—	—	—	—	(193)
Other	(241)	—	—	—	72	(169)

Total Segment EBITDA	$770	$—	$(3)	$—	$72	$839

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net (loss) income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to Net (loss) income.

	For the three months ended June 30,
	2015	2014	Change	% Change
	(in millions)
Revenues	$2,141	$2,186	$(45)	(2)%
Operating expenses	(1,229)	(1,311)	82	6%
Selling, general and administrative	(721)	(748)	27	4%

Total Segment EBITDA	191	127	64	50%
Depreciation and amortization	(132)	(157)	25	16%
Impairment and restructuring charges	(424)	(21)	(403)	**
Equity earnings of affiliates	10	37	(27)	(73)%
Interest, net	14	18	(4)	(22)%
Other, net	5	20	(15)	(75)%

(Loss) income before income tax (expense) benefit	(336)	24	(360)	**
Income tax (expense) benefit	(27)	5	(32)	**

Net (loss) income	$(363)	$29	$(392)	**

** - Not meaningful

	For the fiscal years ended June 30,
	2015	2014	Change	% Change
	(in millions)
Revenues	$8,633	$8,574	$59	1%
Operating expenses	(5,025)	(5,139)	114	2%
Selling, general and administrative	(2,756)	(2,665)	(91)	(3)%

Total Segment EBITDA	852	770	82	11%
Depreciation and amortization	(530)	(578)	48	8%
Impairment and restructuring charges	(455)	(94)	(361)	**
Equity earnings of affiliates	58	90	(32)	(36)%
Interest, net	56	68	(12)	(18)%
Other, net	75	(653)	728	**

Income (loss) before income tax (expense) benefit	56	(397)	453	**
Income tax (expense) benefit	(134)	691	(825)	**

Net (loss) income	$(78)	$294	$(372)	**

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net (loss) income available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net (loss) income available to News Corporation stockholders and net (loss) income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net (loss) income available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2015 and 2014.

	For the three months ended		For the three months ended
	June 30, 2015		June 30, 2014
	Net (loss) income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$(379)	$(0.65)	$12	$0.02
U.K. Newspaper Matters	8	0.02	16	0.03
Impairment and restructuring charges	424	0.73	21	0.03
Other, net	(5)	(0.01)	(20)	(0.03)
Tax impact on items above	(10)	(0.02)	(23)	(0.04)

As adjusted	$38	$0.07	$6	$0.01

	For the fiscal year ended		For the fiscal year ended
	June 30, 2015		June 30, 2014
	Net (loss) income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$(149)	$(0.26)	$237	$0.41
U.K. Newspaper Matters	50	0.09	72	0.13
Impairment and restructuring charges	455	0.78	94	0.16
Other, net (a)	(75)	(0.13)	653	1.13
Tax impact on items above(b)	(20)	(0.03)	(788)	(1.37)
Impact of noncontrolling interest on items included in Other, net above	11	0.02	—	—

As adjusted	$272	$0.47	$268	$0.46

(a)	Other, net for the fiscal year ended June 30, 2015 primarily includes a gain on the sale of marketable securities and dividends received from cost method investments. Other, net for the fiscal year ended June 30, 2014 primarily includes a foreign tax refund paid to 21st Century Fox offset by a gain on a third party pension contribution and gain on a sale of Australian property.
(b)	Tax impact on items above for the fiscal ended June 30, 2014 primarily includes a foreign tax refund of $721 million which has an offsetting payable to 21st Century Fox included within Other, net above.